Exhibit 99.1

CRH Medical Announces Board Changes

VANCOUVER, March 19, 2020 /CNW/ - CRH Medical Corporation (the "Company") (TSX: CRH) (NYSE MKT: CRHM), announces that Dr. Anthony Holler has advised the Company that he will resign as a member and Chair of the Board of Directors of the Company effective immediately in order to focus on other business matters.

Dr. Tushar Ramani, CEO of the Company, has been appointed as Chair of the Board and Mr. Ian Webb, an independent director, will act as Lead Director of the Board.

"Tony has made a significant contribution to the Company since joining the Board in 2005," said Dr. Ramani. "On behalf of everyone at CRH Medical and our stakeholders, I thank Tony for his service and wish him the very best in his future endeavors."

About CRH Medical Corporation:

CRH Medical Corporation is a North American company focused on providing gastroenterologists throughout the United States with innovative services and products for the treatment of gastrointestinal diseases. In 2014, CRH became a full-service gastroenterology anesthesia company that provides anesthesia services for patients undergoing endoscopic procedures in ambulatory surgical centers. To date, CRH has completed 26 anesthesia acquisitions. CRH now serves 58 ambulatory surgical centers in eleven states and performs approximately 378,000 procedures annually. In addition, CRH owns the CRH O'Regan System, a single-use, disposable, hemorrhoid banding technology that is safe and highly effective in treating all grades of hemorrhoids. CRH distributes the O'Regan System, treatment protocols, operational and marketing expertise as a complete, turnkey package directly to gastroenterology practices, creating meaningful relationships with the gastroenterologists it serves. CRH's O'Regan System is currently used in all 48 lower US states.

View original content:http://www.prnewswire.com/news-releases/crh-medical-announces-board-changes-301026561.html

SOURCE CRH Medical Corporation

View original content: http://www.newswire.ca/en/releases/archive/March2020/19/c4420.html

%CIK: 0001461119

For further information: please contact: Constantine Davides, CFA, (339) 970-2846, constantine.davides@westwicke.com, http://investors.crhsystem.com/

CO: CRH Medical Corporation

CNW 08:30e 19-MAR-20